Exhibit 99.1

August 3, 2009

Investors May Contact:

Kevin Stitt, Bank of America, 1.704.386.5667

Lee McEntire, Bank of America, 1.704.388.6780

Grace Yoon, Bank of America, 1.212.449.7323

Reporters May Contact:

Robert Stickler, Bank of America, 1.980.388.9921

robert.stickler@bankofamerica.com

Ken Lewis Announces Management Changes at Bank of America

Sallie Krawcheck to run Global Wealth and Investment Management

CHARLOTTE – Ken Lewis, chief executive officer and president of Bank of America Corporation, today said he has made a number of changes on the company’s most senior management team designed to enhance future success at the company.

“The company and the environment have changed significantly,” Lewis said. “Changes in the structure and requirements of the financial services industry are causing us to reengineer businesses. Customer behavior is evolving, requiring new products, services and delivery methods. We are a much more global company with the addition of Merrill Lynch. We are working hard to get through our credit issues, and to maintain and even enhance our earning power even as we prepare for performing after the recession.

“Considering these challenges and working closely with our Board, I reviewed the management team and have decided to make some changes, bringing new talent into the team and adding new perspectives. These changes also position a number of senior executives to compete to succeed me at the appropriate time.”

Liam McGee, who has headed Consumer and Small Business Banking, has decided to leave the company after a nearly 20-year career. “This is an ideal time for me to begin the next chapter of my career and to pursue my goal of running a company,” McGee said. “I am proud to have worked with Ken Lewis and the talented team at Bank of America. I leave with gratitude and respect for bank’s associates and wish them continued success.”

“Under Liam’s leadership, Bank of America greatly enhanced its position as the leading consumer bank in the world,” Lewis said. “He is highly thought of both inside and outside of our company. He has led by example and we appreciate all he has done. We wish him well in pursuing a new challenge.”

The changes to the management team reporting to Lewis include:

Brian Moynihan, currently head of Global Corporate and Investment Banking and of Global Wealth Management, will become head of Consumer Banking, which will include the company’s deposit, small business and card businesses as well as the retail delivery network. Ric Struthers will continue to run the card business and to be a member of the Executive Management Team, reporting to Moynihan.

Tom Montag, who currently runs Global Markets for the company, will also run Global Corporate and Investment Banking.

Sallie Krawcheck, a veteran of a range of senior financial services positions, will join Bank of America and run Global Wealth and Investment Management. She will also be a member of the Executive Management Team.

David Darnell, who runs Global Commercial Banking, will now report directly to Lewis and join the Executive Management Team.

In addition to the executives above, those continuing on the Executive Management Team include Steele Alphin, chief administrative officer; Greg Curl, chief risk officer; Barbara Desoer, president of Home Loans and Insurance; Anne Finucane, chief marketing officer, and Joe Price, chief financial officer.

“These changes are designed to drive enhanced performance and to ensure that our strategies and franchise are positioned for maximum success in the coming years,” Lewis said. “We have all the pieces of the puzzle in place to be the leading financial services firm in the world. Our mission is to take advantage of our position to create value for all our constituencies from shareholders to clients.”

“I am excited that Sallie Krawcheck has agreed to join our company,” Lewis said. “She is acknowledged to be one of the premier executives in the wealth management industry. Her experience and perspective will lead that business to the next level.”

Krawcheck, 44, was previously chief executive officer of Global Wealth Management at Citigroup, which included Smith Barney, the Citi Private Bank and also the Citi equity research division. She has also served as chief financial officer of Citigroup. Previously she was chairman and chief executive officer of Sanford C. Bernstein & Co., Inc., and an executive vice president of Bernstein’s parent company, Alliance Capital Management, LP, responsible for managing research, brokerage, and trading operations, as well as its business development and planning. Krawcheck is a member of the Board of Dell Inc., of the Board of Directors of the University of North Carolina at Chapel Hill Foundations Inc., and of the Board of Overseers of Columbia Business School. She also serves as a member of the board for Carnegie Hall and on the Board of Trustees for The Economic Club of New York.

“I am delighted to join Bank of America. The combination of the Merrill Lynch, US Trust and Bank of America wealth management franchises is a powerhouse, and I look forward to working with all of the talented people there to reach the businesses’ true potential,” Krawcheck said.

Bank of America

Bank of America is one of the world’s largest financial institutions, serving individual consumers, small- and middle-market businesses and large corporations with a full range of banking, investing, asset management and other financial and risk management products and services. The company provides unmatched convenience in the United States, serving approximately 53 million consumer and small business relationships with more than 6,100 retail banking offices, nearly 18,500 ATMs and award-winning online banking with 29 million active users. Bank of America is among the world’s leading wealth management companies and is a global leader in corporate and investment banking and trading across a broad range of asset classes serving corporations, governments, institutions and individuals around the world. Bank of America offers industry-leading support to more than 4 million small business owners through a suite of innovative, easy-to-use online products and services. The company serves clients in more than 150 countries. Bank of America Corporation stock (NYSE: BAC) is a component of the Dow Jones Industrial Average and is listed on the New York Stock Exchange.

www.bankofamerica.com

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